Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARD

Eau Claire, Wisconsin (January 23, 2025) – National Presto Industries, Inc. (NYSE: NPK) announced today that on January 21, 2025, Spectra Technologies, LLC, a wholly-owned subsidiary within National Defense Corporation, Presto’s Defense Division Holding Company, received awards from Boeing for production of warheads for their Small Diameter Bomb program. These awards represents a total value of $126.4 million. Deliveries on these awards will commence in first quarter 2025 and continue through fourth quarter 2026.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke detectors, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.